UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2016

MATSON, INC.

(Exact Name of Registrant as Specified in its Charter)

HAWAII	001-34187	99-0032630
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

1411 Sand Island Parkway
Honolulu, Hawaii	96819
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (808) 848-1211

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On August 25, 2016 Matson, Inc. (the “Company”) announced that its direct wholly owned subsidiary, Matson Navigation Company, Inc. (“MatNav”) and National Steel and Shipbuilding Company (“NASSCO”) entered into a definitive agreement pursuant to which NASSCO will construct two new Kanaloa Class duel-fuel capable combination container and roll-on/roll-off vessels on a 3,500 TEU vessel platform, with expected delivery dates at the end of 2019 and mid-2020 (the “Ship  Construction Contract”).

MatNav will pay an aggregate amount of $511 million for the two vessels, which is expected to be funded primarily through cash flows from operations, borrowing available under the Company’s unsecured revolving credit facility and additional debt financings, which could include U.S. Government guaranteed vessel finance bonds (Title XI).

Payments will be made over the next four years, with 5.0% due upon the execution of the Ship Construction Contract, a total of 8.2% due in 2017, a total of 39.0% due in 2018, a total of 36.4% due in 2019, and the remaining 11.4% due in 2020.

The foregoing is a summary description of certain terms of the Ship Construction Contract and is subject to, and qualified in its entirety by, the full text of the Ship Construction Contract, which will be filed as an exhibit to the Company’s next periodic report.

Item 7.01              Regulation FD Disclosure.

On August 25, 2016, the Company issued a news release announcing the Ship Construction Contract and the transactions contemplated thereby.  A copy of the news release is attached hereto as Exhibit 99.1.  The Company also posted to the Investor Relations section of its website a series of questions and answers relating to the Kanaloa Class vessel construction.  A copy of the questions and answers is attached hereto as Exhibit 99.2.

The information in the news release and questions and answers attached as Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01              Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	News Release, dated August 25, 2016, issued by Matson, Inc.

99.2	Questions and Answers Regarding the Kanaloa Class Vessel Construction

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Joel M. Wine
Joel M. Wine
Senior Vice President and Chief Financial Officer

Dated: August 25, 2016

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